Exhibit 99.1

Prudential Financial announces leadership succession for U.S. and International Businesses •Scott Sleyster to retire as head of International Businesses during the first quarter of 2023. •Executive Vice President Andy Sullivan will lead International Businesses and PGIM. •Caroline Feeney promoted to executive vice president and head of U.S. Businesses. •New appointments take effect Jan. 1, 2023. NEWARK, N.J., Oct. 27, 2022 – Prudential Financial today announced that effective Jan. 1, 2023, Andy Sullivan, currently head of U.S. Businesses, will become head of International Businesses and PGIM. In addition, Caroline Feeney, currently president and CEO of U.S. Retirement & Insurance Businesses, will be promoted to executive vice president and head of U.S. Businesses. Both will report directly to Chairman and CEO Charles Lowrey. The leadership changes come as Scott Sleyster, executive vice president and head of International Businesses, announced he will retire from Prudential during the first quarter of 2023, following an extraordinary 35-year career with the company. Prior to leading the International Businesses, Sleyster held senior roles in Prudential’s Treasury, Retirement, and Investment Management units, and served as chief investment officer. “Scott has been a respected voice in our industry for many years, an influential leader at Prudential, and a valued member of our Executive Leadership Team. We are grateful for his service and wish him a long and happy retirement,” said Lowrey. “The appointments of Andy and Caroline will ensure continuity in our leadership, while providing an opportunity for two of our most talented leaders to have an even greater impact on Prudential’s growth ambitions, as we work to realize our vision of becoming a global leader in investing, insurance, and retirement security.” Charles Lowrey Chairman and CEO
“The appointments of Andy and Caroline will ensure continuity in our leadership, while providing an opportunity for two of our most talented leaders to have an even greater impact on Prudential’s growth ambitions, as we work to realize our vision of becoming a global leader in investing, insurance, and retirement security.”

In his new role, Sullivan will be accountable for the company’s International Businesses while maintaining oversight of PGIM, Prudential’s global investment manager. David Hunt, president and CEO of PGIM, will continue to report to Sullivan.
As head of U.S. Businesses, Feeney will join Prudential’s Executive Leadership Team and take on an expanded role overseeing the company’s portfolio of U.S.-based businesses. In addition, she will take over from Sleyster as chair of the board of PruVen Capital, an independently managed venture fund backed by Prudential. ABOUT PRUDENTIAL
Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with more than $1.4 trillion in assets under management as of June 30, 2022, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better by creating financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for more than a century. For more information, please visit news.prudential.com. CONNECT WITH US: Visit prudential.com Follow @PrudentialNews MEDIA CONTACTS Alan Sexton +1 862-867-2151 alan.sexton@prudential.com Bill Launder +1 973-802-8760 bill.launder@prudential.com